Exhibit 10.2
FORM OF
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), made and entered into as of February ___, 2007 by and between                                          (the “Participant”) and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), sets forth the terms and conditions of an Award of Restricted Stock Units granted in connection with the Company’s Bonus Conversion Policy, as adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on February 22, 2007 (the “Bonus Conversion Policy”) and pursuant to Section 8 of the Company’s Amended and Restated 1999 Stock Incentive Plan (the “Plan”). Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.
     1. Grant and Vesting of Restricted Stock Units.
(a) Subject to the provisions of this Agreement and to the provisions of each of the Bonus Conversion Policy and the Plan, the Company hereby grants to the Participant                      restricted stock units (the “Stock Units”), each of which represents the right to receive, subject to the conditions set forth herein, one share of Class A common stock of the Company, par value $0.01 per share (“Common Stock”). Such number of Stock Units represents 115% of $                    , the value of the cash bonus awarded to the Participant that such Participant has elected to take in the form of Stock Units (the “Base Cash Value”), and has been calculated based on a per share value of $                    , which represents the closing price as reported on the New York Stock Exchange of a share of Common Stock (the “Per Share Price”) on the last business day immediately preceding the later of (a) the date of adoption by the Committee of the Bonus Conversion Policy and (b) the date on which the Committee determined the actual amount of cash bonus to be awarded to the Participant under the Company’s Annual Incentive Plan for performance in the prior fiscal year (such later date, the “Determination Date”). No Common Stock will be issued unless and until the Stock Units vest pursuant to this Agreement.
(b) Subject to the terms and conditions of this Agreement, the Stock Units shall vest and shall no longer be subject to any restrictions hereunder (i) with respect to thirty-three percent (33%) of the Stock Units, on the first anniversary of the Determination Date, (ii) with respect to thirty-three percent (33%) of the Stock Units, on the second anniversary of the Determination Date and (iii) with respect to thirty-four percent (34%) of the Stock Units, on the third anniversary of the Determination Date (such three year period, the “Restriction Period”). Notwithstanding the foregoing, all the Stock Units shall immediately vest and no longer be subject to restriction if the Participant’s employment with the Company is terminated during the Restriction Period due to death or Disability, or pursuant to the terms of any arrangement between the Participant and the Company, if any. Except as provided in the preceding sentence, in the event that the employment of the Participant with the Company shall terminate during the Restriction Period,

Stock Units representing that number of shares with an aggregate value, based on the Per Share Price, equal to (i) 100% of the Base Cash Value, if the termination occurs on or prior to the first anniversary of the Determination Date, (ii) 67% of the Base Cash Value, if the termination occurs after the first anniversary but on or prior to the second anniversary of the Determination Date, and (iii) 34% of the Base Cash Value, if the termination occurs after the second anniversary but on or prior to the third anniversary of the Determination Date shall vest, and the remainder of the unvested Stock Units shall be forfeited effective upon termination. For purposes of this Agreement, employment with the Company shall include employment with the Company’s affiliates and its successors.
(c) Upon the vesting of any Stock Units, the Common Stock underlying such Stock Unit will be delivered to the Participant (or, in the case of the Participant’s death, the Participant’s executor) pursuant to Paragraph 2 hereof. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliate to terminate the Participant’s employment at any time.
     2. Issuance of Shares.
     Subject to Paragraph 8 (pertaining to the withholding of taxes), as soon as practicable after the Stock Units have vested, the Company shall issue (or cause to be delivered) to the Participant (or, in the case of the Participant’s death, the Participant’s executor) one or more stock certificates in respect of the Common Stock underlying such vested Stock Units. Notwithstanding the foregoing:
     (i) if the Participant is a “key employee” within the meaning of Code section 409A and             shares of Common Stock would otherwise be delivered to the Participant on account of the termination of the Participant’s employment with the Company and its affiliates, then such             shares will not be delivered to the Participant until six months (or such lesser period as may be permitted by Code section 409A) after such termination of employment to the extent necessary to avoid the imposition of the penalty under Code section 409A; and
     (ii) if the shares of Common Stock relating to the vested Stock Units would otherwise be delivered during a period in which the shares are listed on an established national or regional stock exchange or are publicly traded in an established securities market, and the Participant is (A) subject to a lock-up agreement restricting the Participant’s ability to sell shares in the open market, (B) restricted from selling shares in the open market because the Participant is not then eligible to sell shares under the Company’s insider trading or similar plan or policy as then in effect (whether because a trading “window” is not open or the Participant is otherwise restricted from trading) or (C) restricted from selling shares pursuant to an effective registration statement because of an applicable blackout thereunder, delivery of the shares related to the vested Stock Units will be delayed until no earlier than the first date on which the Participant is no longer prohibited from selling shares due to a lock-up agreement, insider trading plan or policy restriction or applicable blackout, but in no event later than the end of the calendar year in which the shares related to such vested Stock Units would otherwise have been delivered.
     3. Nontransferability of the Restricted Stock Units.
     Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge or otherwise.
     4. Rights as a Stockholder.
     The Participant will have no rights as a stockholder of the Company as a result of the ownership of Stock Units, including, without limitation, the right to vote or to consent to any action of stockholders or to receive any notice of meetings of stockholders.
     5. Adjustment in the Event of Change in Stock.
     In the event of a stock split or a corporate transaction such as a merger, consolidation, separation, spin-off (or other distribution of stock or property of the Company), any reorganization or any partial or complete liquidation of the Company, or any other similar change in capitalization or event for which the Committee believes an adjustment is appropriate, the number of Stock Units and the number and kind of shares underlying such Stock Units shall be equitably adjusted by the Committee as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.
     6. Payment of Transfer Taxes, Fees and Other Expenses.
     The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Participant in connection with the Stock Units granted hereby, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
     7. Other Restrictions.
     The Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Participant with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the delivery or purchase of shares pursuant thereto, then in any such event, the issuance of shares of Common Stock that underlie the Stock Units granted hereby shall not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     8. Taxes and Withholding.
     With respect to any amount that becomes includible in the gross income of the Participant for federal, state or local income tax purposes as a result of the vesting of the shares of Common Stock underlying the Stock Units, the Company shall deduct from the shares of Common Stock otherwise payable to Participant the number of shares necessary to pay any such taxes.
     9. Notices.
     All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
(a) if to the Participant, to the address last provided by the Participant to the Company’s Human Resources Department;
(b) if to the Company:
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, New York 10036
Attention: General Counsel &
VP, Senior Director, Human Resources
     10. Laws Applicable to Construction.
     The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.
     11. Successors, Assigns and Transferees.
     This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors, assigns and transferees; provided, that the Participant may not assign to any person any of such Participant’s rights hereunder other than in accordance with the provisions hereof.
     12. Administration.
     The authority to manage and control the operation and administration of this Agreement shall be vested in the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by them with respect to the Agreement is final and binding on all persons.
     13. Incorporation of Plan; Plan Governs.
     Notwithstanding anything in this Agreement to the contrary, all terms and conditions of the Plan and of the Bonus Conversion Policy are incorporated herein and made part hereof as if stated herein. This Agreement shall be subject to the terms of the Plan and of the Bonus

Conversion Policy and if there is any conflict between the terms and conditions of the Plan or the Bonus Conversion Policy and this Agreement, the terms and conditions of the Plan or Bonus Conversion Policy, as interpreted by the Committee, shall govern. The Participant may obtain a copy of the Plan and the Bonus Conversion Policy from the office of the VP, Senior Director, Human Resources of the Company, and the Participant’s execution of this Agreement constitutes the Participant’s acknowledgment, receipt, understanding and acceptance of all the terms of conditions contained in the Plan and the Bonus Conversion Policy. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan or the Bonus Conversion Policy.
     14. Not an Employment Contract.
     Neither this Agreement nor any Stock Unit shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall they interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.
     15. Integration.
     This Agreement and the other documents referred to herein, including without limitation the Plan and the Bonus Conversion Policy, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan and the Bonus Conversion Policy, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
     16. Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature, and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.
     17. Participant Acknowledgment.
     The Participant hereby acknowledges receipt of a copy of the Plan, the Bonus Conversion Policy and the Prospectus. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, the Bonus Conversion Policy, this Agreement and the Stock Units granted hereby shall be final and conclusive.

     IN WITNESS WHEREOF, the Participant has executed this Agreement on such Participant’s own behalf, thereby representing that such Participant has carefully read and understands this Agreement and the Plan and the Bonus Conversion Policy as of the day and year first written above, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

By:
Name:

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:
	Name:	Laura A. Schmidt
	Title:	VP, Senior Director, Human Resources